Exhibit 8.2

July 28, 2014

RF Micro Devices, Inc.

7628 Thorndike Road

Greensboro, North Carolina 27409-9421

Ladies and Gentlemen:

We have acted as counsel to RF Micro Devices, Inc., a North Carolina corporation (the “Company”), in connection with the Agreement and Plan of Merger and Reorganization dated as of February 22, 2014 (as amended through the date hereof, the “Merger Agreement”), among the Company, Rocky Holding, Inc., a Delaware corporation (“Parent”), and TriQuint Semiconductor, Inc., a Delaware corporation (“TriQuint”). Any capitalized terms used but not defined herein have the meaning given to such terms in the Merger Agreement.

At your request, we are rendering our opinion concerning certain U.S. federal income tax consequences of the Mergers pursuant to the Merger Agreement.

In rendering our opinion, we have examined and with your consent are relying upon: (1) the Merger Agreement, (2) the Form S-4 initially filed by Parent with the Securities and Exchange Commission (“SEC”) on April 14, 2014, including the proxy statement and prospectus constituting a part thereof (as amended through the date hereof, the “Registration Statement”) and (3) such documents and corporate records as we have deemed necessary or appropriate. In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of the Company, Parent and TriQuint.

Our opinion set forth below assumes, with your consent: (1) the accuracy and completeness of the statements and facts concerning the Mergers set forth in the Merger Agreement and the Registration Statement, (2) the consummation of the Mergers

RF Micro Devices, Inc.

July 28, 2014

in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement, (3) the accuracy and completeness of the representations, as of the date hereof and as of the effective time of the Mergers, as applicable, (i) made by the Company and Parent, each on their own behalf, set forth in the certificate delivered to us by the Company, dated the date hereof and (ii) made by TriQuint, on behalf of itself, set forth in the certificate delivered to us by TriQuint, dated the date hereof, (4) that any representations or statements made in such certificates which are qualified by knowledge or qualifications of like import are accurate without such qualification, (5) that there will be no change in applicable U.S. federal income tax law from the date hereof through the effective time of the Mergers and (6) that the Mergers will be reported by the Company, Parent, TriQuint and their respective affiliates in a manner consistent with our opinion set forth below.

Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and qualifications set forth below, we hereby confirm that the discussion contained in the Registration Statement under the caption “The Mergers—Material U.S. Federal Income Tax Consequences,” insofar as such discussion constitutes statements of U.S. federal income tax law or legal conclusions, subject to the assumptions, limitations and conditions set forth therein, represents our opinion as to the material U.S. federal income tax consequences of the Mergers.

Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, in each case as in effect on the date hereof and any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Mergers, or any inaccuracy in the facts, representations, warranties, covenants, undertakings or assumptions on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed as to any transactions other than the Mergers or any matter other than those specifically covered by the foregoing opinion.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to us in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP

Weil, Gotshal & Manges LLP